Exhibit 10.8

TO: Faraday Future Intelligent Electric Inc.

Date: September 23, 2022

RE: Advanced Approval

To Whom It May Concern:

This letter agreement is by and between Season Smart Limited (“Season Smart”) and Faraday Future Intelligent Electric Inc. (“Faraday” or the “Company”).

1.	Season Smart agrees, on the terms and subject to the conditions set forth in this letter agreement, to deliver a proxy (the “Advanced Approval”) to vote in favor of, with respect to all shares of Company voting stock over which Season Smart has voting control with respect to such matter, any resolution (the “Issuance Proposal”) presented to the shareholders of Faraday at a stockholder’s meeting to approve:

(a) the issuance, in the aggregate, of more than 19.999% of the number of shares of common stock of Faraday outstanding on the date hereof as a result of:

(i) the issuance of up to (x) $57 million in principal amount of senior secured Tranche A convertible notes at a conversion price of not below $1.05 per share of Class A Faraday common stock for $27 million, and the remainder ($30 million) at a conversion price of not below $2.69 per share, (y) $57 million in principal amount of senior secured Tranche B convertible notes at a conversion price of not below $1.05 per share of Class A Faraday common stock for $27 million, and the remainder ($30 million) at a conversion price of not below $2.69 per share, and (z) 26,822,724 shares of Class A Faraday common stock upon the exercise of associated warrants, in each case, pursuant to that certain Securities Purchase Agreement, dated August 14, 2022 among Faraday, FF Simplicity Ventures LLC and the purchasers signatory thereto, as amended as of the date hereof (the “ATW Purchase Agreement”) and subject to the full-ratchet anti-dilution and most favored nation protections therein; and

(ii) the issuance of up 73,675,656 shares of Class A Faraday common stock upon the exercise of all prior-issued notes and warrants; and

(iii) the issuance of up to $60 million in principal amount of senior secured convertible notes pursuant to the ATW Purchase Agreement and the joinder thereto to Senyun International Ltd. and/or its affiliates; and

(b) all other actions as otherwise may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity, “Nasdaq”), including Nasdaq Rule 5635(d), to effectuate the share issuances contemplated the foregoing clause (a)(i), (a)(ii) or (a)(iii); and

(c) an increase to the number of authorized shares of Common Stock of Faraday to 900,000,000.

Furthermore, the Company may seek to further increase the authorized shares of Common Stock of Faraday, up to a maximum of 1,500,000,000 shares, subject to the consent of Season Smart (which shall not be unreasonably withheld, conditioned or delayed), and Season Smart agrees, with respect to any such increase that it has consented to, that it shall vote in favor of, with respect to all shares of Company voting stock over which Season Smart has voting control with respect thereto, any such resolutions presented to shareholders of Faraday at a stockholder’s meeting.

Notwithstanding the forgoing, the Advanced Approval does not apply to, and the Company shall, to the extent required by Nasdaq rules and the Company organization documents, seek Season Smart’s consent prior to issuing any Company shares for any other purposes not specifically set forth in Section 1(a).

2.	Season Smart’s agreements in respect of the Advanced Approval are given in consideration of, and are expressly conditioned on, the accuracy of the representations and warranties set forth in Section 2(a) below, satisfaction of the conditions set forth in Section 2(b) below and Faraday’s compliance with the covenants set forth in Section 2(c) below (but is otherwise irrevocable). To the extent any of the representations and warranties set forth in Section 2(a) below are not true, any of the conditions set forth in Section 2(b) are not satisfied or any of the covenants set forth in Section 2(c) are not complied with, Season Smart shall have no obligation to deliver the Advance Approval (and may revoke any Advance Approval already given) and may for the avoidance of doubt vote in any manner of its choosing with respect to the Issuance Proposal.

(a) Representations: The Company represents and warrants to Season Smart, as of the date hereof and as of the date of the stockholder meeting held in respect of the Issuance Proposal:

1.	That Season Smart has been provided a true, complete and accurate copy of all material ATW Purchase Agreement documentation (including any further amendments thereto),

2.	That, as of the date hereof, other than (x) the Purchase Agreement, (y) as publicly disclosed in the Company’s filings with the Securities and Exchange Commission or (z) as disclosed to Season Smart in writing by the Company, the Company has no other agreements, arrangements or understandings with any other party relating to the issuance of any equity- or debt- securities in connection with any financing, and

3.	That the Company’s cash balance as of the close of business on September 20, 2022 is $31,338,247.

(b) Conditions: Season Smart’s obligations with respect to the Advance Approval are further conditioned on the prior satisfaction (or waiver in writing by Season Smart) of the following conditions:

1.	That each of the Company, FF Top and FF Global Partners LLC shall have executed, by no later than the date of this letter agreement, that certain Heads of Agreement currently under discussion among such persons (the “Heads of Agreement”), and the “Implementation Condition” (as defined in the Heads of Agreement) shall have been satisfied.

2.	That the Definitive Documents (as defined in the Heads of Agreement) shall have been executed.

3.	That the Company shall be and shall at all times have been in compliance in all material respects with their respective obligations pursuant to the Heads of Agreement and all Definitive Documents.

4.	That the obligations set forth in Section 3 of Part C of the Heads of Agreement shall have been full performed.

(c) Covenants: Season Smart’s obligations with respect to the Advance Approval are conditioned on the Company’s compliance in all material respects with the following covenants:

1.	The Company shall (subject only to Season Smart entering into a customary non- disclosure agreement, which shall not contain any standstills, use restrictions or other negative covenants (other than the obligation to comply with securities laws)):

a.	keep Season Smart reasonably updated on the status of its financing(s) (including using commercially reasonable efforts to deliver all proposals, term sheets and drafts of definitive documentation within 24 hours after execution of such a non-disclosure agreement by Season Smart), and

b.	negotiate in good faith and use commercially reasonable efforts to secure any additional financing that is proposed by FF Top Holdings LLC (“FF Top”), to the extent such financing is supported by Season Smart.

The Company shall continue to comply with this Section 2(c)(1) until the earlier of (x) six months from the date of this letter, and (y) such time as Season Smart delivers written notice of termination of this Section 2(c)(1).

2.	The Company shall have, within one business day of the date of this letter agreement, executed (and publicly announced its execution of) that certain Governance Term Sheet attached hereto as Exhibit A.

3.	Definitive agreements in respect of the Governance Term Sheet referred to directly above shall have been executed between Season Smart and the Company (and publicly announced) by no later than October 7, 2022.

4.	The Company acknowledges and agrees for the avoidance of doubt that (i) Season Smart may vote its shares of Company common stock in favor of each of the Removal Proposals (and such votes by Season Smart in favor of the Removal Proposals shall be recognized and recorded as such by the Company) and (ii) neither Season Smart nor the Company has any obligation to nominate or reappoint Mr. Krolicki or Ms. Swenson to the Board at any time following their resignation or removal for any reason. The Company irrevocably agrees that (i) neither Mr. Krolicki nor Ms. Swenson shall be re-appointed or re-nominated to the Board following their resignation or removal and (ii) neither Mr. Krolicki nor Ms. Swenson shall be (re)hired, (re)engaged or (re)appointed to any position at the Company following their resignation or removal from their respective non-Board roles (if any) at the Company.

3.	The Advanced Approval shall expire at such time as the matters set forth in paragraph (a)(i) and (a)(ii) has been approved. Nothing in this letter shall restrict Season Smart’s ability to sell or otherwise transfer or encumber its shares of Company common stock subject to compliance with applicable laws. This letter needs to be disclosed promptly.

4.	This letter is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.	No provision in this letter agreement can be waived, modified or amended except by the written agreement of the parties, which written agreement shall specifically refer to the provision being waived, modified or amended and explicitly effectuate such waiver, modification or amendment. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof (or any modification or waiver in any particular circumstance) preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this letter agreement.

6.	The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this letter agreement by either party and that the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, without the need to post a bond or any other security, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

7.	This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

If the terms of this letter agreement are in accordance with your understanding, please sign below and this letter agreement will constitute a binding agreement among us.

SEASON SMART LIMITED

By:
Name:
Title:

Number of voting shares over which FF Top has voting control as of the date hereof:
_________________________

ACKNOWLEDGED AND AGREED

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:	/s/ Carsten Breitfeld
Name:	Carsten Breitfeld
Title:	Chief Executive Officer

SEASON SMART LIMITED

By:	/s/ Qin Liyong
Name:	Qin Liyong
Title:	Director

Number of voting shares over which Season has Smart voting control: 66,494,117

ACKNOWLEDGED AND AGREED

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By: